SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULES 13d-1(b), (c), AND
                            (d)AND AMENDMENTS THERETO
                             FILED PURSUANT TO RULE
                                    13d-2(b)
                                (Amendment No. )*


                               Jameson Inns, Inc.
                         ------------------------------

                                (Name of Issuer)

                                  Common Stock
                         ------------------------------

                         (Title of Class of Securities)

                                    470457102
                         ------------------------------
                                 (CUSIP Number)

                                 OCTOBER 7, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                (x) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                               ( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

                                Page 1 of 6 Pages

CUSIP No. 47057102                                                           13G

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Teachers Insurance and Annuity Association of America
   I.R.S. # 13-1624203

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                        (b) ( )


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER 1,908,000

         6. SHARED VOTING POWER 4,496,500

         7. SOLE DISPOSITIVE POWER 1,908,000

         8. SHARED DISPOSITIVE POWER 4,496,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    6,404,500

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAINSHARES            (  )

11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      11.22%

12. TYPE OF REPORTING PERSON

                                       IC

CUSIP No. 47057102                                                           13G
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Teachers Advisors, Inc.
   I.R.S. # 13-3760073

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                        (b) ( )


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER 0

         6. SHARED VOTING POWER 3,465,000

         7. SOLE DISPOSITIVE POWER 0

         8. SHARED DISPOSITIVE POWER 3,465,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    3,465,000

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAINSHARES                        (  )


11.PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     6.07%

12. TYPE OF REPORTING PERSON

                                       IA

CUSIP No. 47057102                                                           13G
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   TIAA-CREF Institutional Mutual Funds
   I.R.S. #52-2366622 (Real Estate Securities Fund)

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                        (b) ( )


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER 0

         6. SHARED VOTING POWER 2,950,000

         7. SOLE DISPOSITIVE POWER 0

         8. SHARED DISPOSITIVE POWER 2,950,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   2,950,000

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAINSHARES                       (  )


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.17%

12. TYPE OF REPORTING PERSON

                                       IV

CUSIP No. 47057102                                                           13G
1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   TIAA-CREF Investment Management, LLC
   I.R.S. #13-3586142

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ( )
                                                        (b) ( )


3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5. SOLE VOTING POWER 0

         6. SHARED VOTING POWER 1,031,500

         7. SOLE DISPOSITIVE POWER 0

         8. SHARED DISPOSITIVE POWER 1,031,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,031,500

10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAINSHARES                       (  )


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     1.81%

12. TYPE OF REPORTING PERSON

                                       IA

CUSIP No. 47057102                                                           13G
                   Item 1(a). NAME OF ISSUER:

                           Jameson Inns, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           8 Perimeter Center East
                           Suite 8050
                           Atlanta, Georgia 30346-1604

Items 2(a)-2(c).           NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND
                           CITIZENSHIP OF PERSONS FILING:

                           Teachers Insurance and Annuity Association of America ("TIAA")
                           730 Third Avenue
                           New York, NY  10017
                           Citizenship:  New York

                           Teachers Advisors, Inc. ("Advisors")
                           730 Third Avenue
                           New York, NY  10017
                           Citizenship:  Delaware

                           TIAA-CREF Institutional Mutual Funds
                           ("Institutional Funds")
                           730 Third Avenue
                           New York, NY  10017
                           Citizenship:  Delaware

                           TIAA-CREF Investment Management, LLC
                           ("Investment Management")
                           730 Third Avenue
                           New York, NY  10017
                           Citizenship:  Delaware

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock

Item 2(e).        CUSIP NUMBER:  470457102

Item 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
                  OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

TIAA

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

CUSIP No. 47057102                                                           13G
(c) (x) Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      ( )      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ADVISORS

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      ( )      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      (x)      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).





INSTITUTIONAL FUNDS

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      ( )      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      (x)      Investment Company registered under Section 8 of the
                  Investment Company Act.

CUSIP No. 47057102                                                           13G
(e)      ( )      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).





INVESTMENT MANAGEMENT

(a)      ( )      Broker or dealer registered under Section 15 of the
                  Exchange Act.

(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      ( )      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act.

(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.

(e)      (x)      An investment adviser in accordance with
                  Rule 13d-1(b)(1)(ii)(E).

(f)      ( )      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

(g)      ( )      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

(h)      ( )      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

(i)      ( )      A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

(j)      ( )      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.           OWNERSHIP.

                  (a) Aggregate amount beneficially owned: 6,404,500
                      (See Exhibit A)

                  (b) Percent of class: 11.22 %

                  (c) Powers of shares:

CUSIP No. 47057102                                                           13G
                           Sole Voting Power:        1,908,000

                           Shared Voting Power:      4,496,500

                           Sole Dispositive Power:   1,908,000

                           Shared Dispositive Power: 4,496,500

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  See Exhibit A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

Item 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CUSIP No. 47057102                                                           13G
                  Date: November 10, 2004


                                           TEACHERS INSURANCE AND
                                           ANNUITY ASSOCIATION OF
                                           AMERICA

                                           By: /S/ STEWART P. GREENE
                                               ------------------------
                                               Stewart P. Greene
                                               Chief Counsel, Securities Law

                                           TEACHERS ADVISORS, INC.

                                           By: /S/ STEWART P. GREENE
                                               --------------------------
                                               Stewart P. Greene
                                               Chief Counsel, Securities Law

                                           TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

                                           By: /S/ STEWART P. GREENE
                                               --------------------------
                                               Stewart P. Greene
                                               Chief Counsel, Securities Law

                                           TIAA-CREF INVESTMENT MANAGEMENT, LLC

                                           By: /S/ STEWART P. GREENE
                                               --------------------------
                                               Stewart P. Greene
                                               Chief Counsel, Securities Law

                                    EXHIBIT A

CUSIP No. 470457102                    13G
ITEM 6.  OWNERSHIP.

Teachers Insurance and Annuity Association of America ("TIAA") presently holds 1,908,000 shares of Issuer's common stock for the benefit of TIAA Real Estate Account, a separate account of TIAA. In addition, TIAA, as the parent of two registered investment advisers, may be deemed to have indirect voting or investment discretion over 4,496,500 shares of Issuer's common stock that are beneficially owned by three registered investment companies--College Retirement Equities Fund ("CREF"), TIAA-CREF Institutional Mutual Funds ("Institutional Funds"), and TIAA-CREF Life Funds ("Life Funds"), as well as the TIAA-CREF Asset Management Commingled Funds Trust I ("TCAM Funds")--whose investment advisers are TIAA-CREF Investment Management, LLC (in the case of CREF) and Teachers Advisors, Inc. (in the case of Institutional Funds, Life Funds and TCAM Funds), both of which are wholly owned subsidiaries of TIAA. TIAA is reporting the combined holdings of these entities for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. The filing of this statement should not be construed as an admission that TIAA is, for the purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of these shares.